UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 13, 2014

DIGIRAD CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-50789	33-0145723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1048 Industrial Court,
Suwanee, GA 30024
(Address of principal executive offices, including zip code)
(858) 726-1600
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.
On March 13, 2014, Digirad Imaging Solutions, Inc., a wholly-owned subsidiary of Digirad Corporation (the “Company”) entered into a membership interest purchase agreement (the “Purchase Agreement”) with the Sellers party thereto, to acquire Telerhythmics, LLC (“Telerhythmics”).
Pursuant to the terms of the Purchase Agreement, the Company purchased all the outstanding membership interest of Telerhythmics, LLC. Total up front consideration related to the Purchase Agreement was $3,601,957, which included the following (a) $3,471,346 in cash paid at the closing and (b) assumption of debt of $130,611. In addition, the Company would be obligated to pay up to an aggregate of $501,000, subject to the satisfaction of certain financial targets measured on the basis of earnings before interest, taxes, depreciation, amortization, and stock-based compensation ("EBITDA Target"), in amounts based on Telerhythmics performance, over approximately a three year period. The EBITDA Target is measured at the conclusion of each of the fiscal years ending on December 31, 2014, 2015 and 2016.
The Purchase Agreement also includes customary representations, warranties, covenants and indemnification obligations of the parties, including a non-competition agreement agreed to by the members of Telerhythmics. A lease agreement for the Telerhythmics facility was also entered into.
A copy of the Purchase Agreement is attached hereto as Exhibit 10.1 and is incorporated by reference into Item 1.01. The foregoing description of the Purchase Agreement and the acquisition of Telerhythmics is qualified in its entirety by reference to the full language of the Purchase Agreement.
Item 9.01.    Financial Statements and Exhibits.
(d)  Exhibits.
10.1 Membership Interest Purchase Agreement, dated March 13, 2014 by and between Digirad Imaging Solutions, Inc. and the Sellers party thereto.

99.1 Press release of Digirad Corporation, dated March 14, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGIRAD CORPORATION

By:	/s/ Jeffry R. Keyes
Jeffry R. Keyes Chief Financial Officer

Date:    March 14, 2014

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Membership Interest Purchase Agreement, by and between Digirad Imaging Solutions, Inc. and the Sellers party thereto.

99.1	Press release of Digirad Corporation, dated March 14, 2014.